EXHIBIT E
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                 List of Parties to the Stockholders' Agreement
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Leonard A. Lauder, (a) individually, (b) as Trustee of The Estee Lauder 1994
Trust and (c) as Trustee of The 1995 Estee Lauder LAL Trust

Ronald S. Lauder, (a) individually, (b) as Trustee of The Descendents of Ronald
S. Lauder 1966 Trust, (c) as Trustee of The Estee Lauder 1994 Trust and (d) as Trustee of The 1995 Estee Lauder RSL Trust

William P. Lauder, (a) individually and (b) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust

Gary M. Lauder, (a) individually and (b) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust

LAL Family Partners L.P.

Lauder & Sons L.P.

Joel S. Ehrenkranz, (a) as Trustee of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust and (b) as Trustee of The 1995 Estee Lauder LAL Trust

Richard D. Parsons, (a) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Estee Lauder and Joseph H. Lauder, as Grantors, (b) as Trustee of the Trust f/b/o Aerin Lauder and Jane Lauder u/a/d December 15, 1976, created by Ronald S. Lauder, as Grantor and (c) as Trustee of The 1995 Estee Lauder RSL Trust

Ira T. Wender, (a) as Trustee of The Estee Lauder 1994 Trust, (b) as Trustee of The 1995 Estee Lauder LAL Trust and (c) as Trustee of The 1995 Estee Lauder RSL Trust

The Estee Lauder Companies Inc.

The Ronald S. Lauder Foundation

Daniel J. Aaron, as Trustee of the Separate Share Trust f/b/o Gary M. Lauder u/a/d December 15, 1976, created by Leonard A. Lauder, as Grantor

Anthony E. Malkin, as Trustee of the Separate Share Trust f/b/o William P. Lauder u/a/d December 15, 1976, created by Leonard A. Lauder, as Grantor



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